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                               LEGEND PROPERTIES, INC.

                               STOCK PURCHASE AGREEMENT



    This Stock Purchase Agreement is made as of April 30, 1997, by and between LEGEND PROPERTIES, INC., a Delaware corporation (the "Company"), and RGI HOLDINGS, INC., a Washington corporation (the "Subscriber") who is subscribing hereby for Thirty-four Thousand One Hundred and Thirty (34,130) shares of the Company's Common Stock, par value $0.01 per share (the "Shares").

    In consideration of the Company's agreement to sell to the Subscriber the Shares, upon the terms and conditions set forth herein, the Subscriber and the Company hereby agree as follows:

                                      SECTION 1

                                     SUBSCRIPTION

    1.1 Subject to the terms and conditions set forth herein, the Subscriber subscribes for, and the Company agrees to sell, the Shares at a price of $11.72 per Share for an aggregate purchase price of Four Hundred Thousand Three Dollars and Sixty Cents ($400,003.60) (the "Subscription Price"). The Company shall issue the Shares to Subscriber in consideration of cash or a certified or bank check in the amount of the Subscription Price.

    1.2  The Subscriber understands and acknowledges that:

         (a) The Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any state, in reliance on certain exemptions from the registration requirements under the Act and such state laws and therefore the Shares are "restricted securities" within the meaning of Rule 144 under the Act.

         (b) No assignment, sale, transfer, exchange or other disposition of the Shares or other securities of the Company can be made except in accordance with applicable federal and state securities laws. Consequently, the economic risk of the investment must be borne indefinitely by the Subscriber.

         (c) The Subscriber is familiar with Rule 144 promulgated under the Act, which permits limited public resales of securities acquired in a non-public offering and/or securities held by "affiliates" of the issuer, subject to the satisfaction of certain conditions and is aware that the Shares may not be sold pursuant to Rule 144 unless all of the conditions of that Rule are met.

    (e) No federal or state agency has made any finding or determination as to the fairness of


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this offering for investment, nor any recommendation or endorsement of the
Shares.

    (f) The Subscriber hereby consents to the placement of a legend on all certificates representing the Shares in substantially the following form:

         These securities have not been registered under the Securities Act of 1933, as amended, or the securities act of any state (collectively, the "Securities Laws"). They may not be sold or offered for sale in the absence of an effective registration statement under the Securities Laws, or an opinion of counsel satisfactory to the issuer of these securities that an exemption under the Securities Laws is available and that such registration is not required.

                                      SECTION 2

                            REPRESENTATIONS AND WARRANTIES

    2.1 The Company has made available to the Subscriber all documents that the Subscriber has requested, and the Subscriber has requested all documents and other information which the Subscriber has deemed necessary to consider, relating to this investment in the Company and the Company has provided answers to all questions raised by the Subscriber concerning the offering and an investment in the Company. The Subscriber has carefully considered and has, to the extent the Subscriber believes such discussion necessary, discussed with the Subscriber's professional legal, tax and financial advisers and his representative (if any), the suitability of an investment in the Company for the Subscriber's particular tax and financial situation. All information which the Subscriber has provided to the Company concerning the Subscriber and the Subscriber's financial position is correct and complete as of the date set forth below, and if there should be any material adverse change in such information prior to the acceptance of this Subscription Agreement by the Company, the Subscriber will immediately provide such information to the Company.

    2.2 The Subscriber knows that the Shares have not been registered under either federal or state securities laws, and the Subscriber represents and warrants that the Subscriber is purchasing the Shares for investment for its own account and not on behalf of any other person, nor with a view to, or for resale or other distribution of such Shares. The Subscriber also understands that the Company is under no obligation and has no intention to register the Shares or, except as provided in Section 3.1, to take any actions so as to make available exemptions from the registration requirements of the state and federal securities laws and that the Shares or other securities of the Company cannot be sold or otherwise distributed in the absence of an exemption from such registration requirements.

    2.3 The Subscriber's overall commitment to investments which are not readily marketable is not disproportionate to the Subscriber's net worth. The Subscriber's investment in the Shares will not cause such overall commitment to become excessive.


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    2.4  The Subscriber has adequate net worth and means of providing for its current needs and personal contingencies to sustain a complete loss of the investment in the Company at the time of investment, and the Subscriber has no need for liquidity in the investment in the Shares.

    2.5 Subscriber represents and warrants that it is an "accredited investor" in that it is a corporation (i) not formed for the specific pursuant of acquiring the Shares and (ii) having total assets in excess of $5,000,000.

    2.6 Subscriber represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

    2.7 The Subscriber represents and warrants that all of the information set forth herein is complete and correct.


                                      SECTION 3

                                    MISCELLANEOUS

    3.1 With a view to making available to the Subscriber the benefits of Rule 144, the Company agrees to use its best efforts to (i) make and keep public information available, as those terms are defined and understood under Rule 144;
(ii) file with the Securities and Exchange Commission in a timely manner all reports and other documents required under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iii) so long as the Subscriber owns the Shares, provide the Subscriber promptly upon request with a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company filed with the Securities and Exchange Commission, and such other reports and documents in the possession of or reasonably obtainable by the Company which the Subscriber may request in availing itself of the benefits of Rule 144.

    3.2 This Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware. This Subscription Agreement and the rights, powers and duties set forth herein shall be binding upon and inure to the benefit of each of the parties hereto, such parties legal representatives, successors and assigns.

    IN WITNESS WHEREOF, the Subscriber has executed this Subscription Agreement as of the date first above written.

SUBSCRIBER:

RGI HOLDINGS, INC.,


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a Washington corporation


By:          /s/
   ------------------------------
       Kenneth L. Uptain
       Its President

COMPANY:

LEGEND PROPERTIES, INC.,
a Delaware corporation


By:          /s/
   ------------------------------
       Raymond J. Whitty
       Its Secretary


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